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                                                                    EXHIBIT 11.1

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                                                                 MECON, INC.
                                            STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                  FOR THE FISCAL YEAR ENDED MARCH 31,
                                                                                   1995           1996             1997
                                                                                   ----           ----             ----

Weighted average shares of common stock  . . . . . . . . . . . . . . . . .         3,508          4,010            5,936
Cashless exercise of warrants  . . . . . . . . . . . . . . . . . . . . . .            57             57               -
Conversion of Series C preferred stock . . . . . . . . . . . . . . . . . .           480            480               -
Options subject to Staff Accounting Bulletin No. 83. . . . . . . . . . . .           419            419               -
                                                                                 -------        -------          -------
Shares used in per share calculation . . . . . . . . . . . . . . . . . . .         4,464          4,966            5,936
                                                                                 -------        -------          -------
Net loss attributable to common stockholders . . . . . . . . . . . . . . .       $(1,553)       $(1,077)         $(2,461)
                                                                                 -------        -------          -------
Net loss per share . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ (0.35)       $ (0.22)         $ (0.41)
                                                                                 -------        -------          -------
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